Exhibit 99.1
November 16, 2016
For 6:00 am ET Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Colleen Penhall
	704-758-2033	704-758-2958
	tiffany.l.mason@lowes.com	colleen.b.penhall@lowes.com

LOWE’S REPORTS THIRD QUARTER SALES AND EARNINGS RESULTS
-- Diluted Earnings Per Share of $0.43, Includes Non-Cash Charges of $462 million --
-- Adjusted Diluted Earnings Per Share1 of $0.88 --
-- Updates Fiscal 2016 Business Outlook --

MOORESVILLE, N.C. – Lowe’s Companies, Inc. (NYSE: LOW) today reported net earnings of $379 million and diluted earnings per share of $0.43 for the quarter ended October 28, 2016, which includes certain non-cash pre-tax charges of $462 million further described below. Excluding the impact of these charges, adjusted net earnings1 for the third quarter were $775 million, a 5.3 percent increase over net earnings from the same period a year ago, and adjusted diluted earnings per share1 increased 10.0 percent to $0.88 from diluted earnings per share of $0.80 in the third quarter of 2015.

For the nine months ended October 28, 2016, net earnings were $2.4 billion and diluted earnings per share were $2.73. Excluding the impact of the non-cash charges, as well as the net gain in the first half of the year on the settlement of a foreign currency hedge entered into in advance of the company’s acquisition of RONA, inc. (RONA), adjusted net earnings1 were $2.8 billion, an increase of 9.7 percent over net earnings from the same period a year ago, and adjusted diluted earnings per share1 increased 15.6 percent to $3.12 from diluted earnings per share of $2.70 in the same period a year ago.

The non-cash pre-tax charges referenced above consisted of the following:

•
$290 million resulting from the wind down of Hydrox, a joint venture in which Lowe’s holds a one-third ownership interest. Woolworths, the other joint venture partner, claimed a unilateral termination of the joint venture agreement and initiated the wind down of Hydrox in August, 2016. Hydrox operates Masters Home Improvement stores and Home Timber and Hardware Group’s retail stores in Australia. Lowe’s will treat its claim for additional value under the joint venture agreement, above and beyond any amounts expected to be received through the wind down process, as a contingent asset and will recognize these amounts as they are realized. This matter is currently in arbitration;

•
$96 million related to a write-off for projects that were canceled as part of the company’s ongoing review of strategic initiatives in an effort to focus on the critical projects that will drive desired outcomes; and

•
$76 million related to goodwill and long-lived asset impairments associated with the company’s Orchard Supply Hardware operations as part of a strategic reassessment of this business during the third quarter.

Sales for the third quarter increased 9.6 percent to $15.7 billion from $14.4 billion in the third quarter of 2015, and comparable sales increased 2.7 percent. For the nine month period, sales were $49.2 billion, a 7.4 percent increase over the same period a year ago, and comparable sales increased 3.9 percent. Comparable sales for the U.S. home improvement business increased 2.6 percent for the third quarter and 3.9 percent for the nine month period.

“Our third quarter operating results were below our expectations due to slower sales in the first two months of the quarter,” commented Robert A. Niblock, Lowe’s chairman, president and CEO. “While we expected moderation in the second half of the year, traffic slowed more than we anticipated in August and September before improving in October, which put pressure on our profitability in the quarter.

[1]
Adjusted net earnings and adjusted diluted earnings per share are non-GAAP financial measures. Refer to the “Non-GAAP Financial Measures Reconciliation” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

“While we have made progress in driving productivity in recent years, we are in the process of evaluating meaningful incremental opportunities to drive shareholder value while continuing to meet customers’ needs in an omni-channel environment,” Niblock added.

Delivering on its commitment to return excess cash to shareholders, the company repurchased $550 million of stock under its share repurchase program and paid $309 million in dividends in the third quarter. For the nine month period, the company repurchased nearly $3.0 billion of stock under its share repurchase program and paid $815 million in dividends.

As of October 28, 2016, Lowe’s operated 2,119 home improvement and hardware stores in the United States, Canada and Mexico representing 212.8 million square feet of retail selling space.

A conference call to discuss third quarter 2016 operating results is scheduled for today (Wednesday, November 16) at 9:00 am ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s Third Quarter 2016 Earnings Conference Call Webcast. Supplemental slides will be available fifteen minutes prior to the start of the conference call. A replay of the call will be archived on Lowes.com/investor until February 28, 2017.

Lowe’s Business Outlook
Based on year-to-date operating performance and revised expectations for the fourth quarter, the company is updating its Fiscal Year 2016 Business Outlook.

Fiscal Year 2016 -- a 53-week Year (comparisons to fiscal year 2015 -- a 52-week year; based on U.S. GAAP)

•	Total sales are expected to increase 9 to 10 percent, including the 53rd week

•	The 53rd week is expected to increase total sales by approximately 1.5 percent

•	Comparable sales are expected to increase 3 to 4 percent

•	The company expects to add approximately 40 home improvement and hardware stores.

•	Earnings before interest and taxes as a percentage of sales (operating margin) are expected to increase approximately 65 basis points.[2]

•	The effective income tax rate is expected to be approximately 40.1%.

•	Diluted earnings per share of approximately $3.52[2] are expected for the fiscal year ending February 3, 2017.

[2]
Includes the net gain on the settlement of the foreign currency hedge entered into in advance of the company’s acquisition of RONA (1Q2016 and 2Q2016) and the impact of non-cash charges associated with the joint venture with Woolworths in Australia (4Q2015 and 3Q2016), the project write-offs that were a part of the ongoing review of the company’s strategic initiatives (3Q2016), and the goodwill and long-lived asset impairment charges associated with the company’s Orchard Supply Hardware operations (3Q2016).

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “desire”, “project”, “estimate”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity” and similar expressions are forward-looking statements. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. Forward-looking statements include, but are not limited to, statements about future financial and operating results, Lowe’s plans, objectives, business outlook, expectations and intentions, expectations for sales growth, comparable sales, earnings and performance, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, Lowe’s strategic initiatives, including those regarding the acquisition by Lowe’s Companies, Inc. of RONA, inc. and the expected impact of the transaction on Lowe’s strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing and other statements that are not historical facts.  Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as the rate of unemployment, interest rate and currency fluctuations, fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability of consumer credit and of mortgage financing, inflation or deflation of commodity prices, and other factors that can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, such as a demographic shift from single family to multi-family housing, a reduced rate of growth in household formation, and slower rates of growth in housing renovation and repair activity, as well as uneven recovery in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes necessary to realize the benefits of our strategic initiatives focused on omni-channel sales and marketing presence and enhance our efficiency; (iii) attract, train, and retain highly-qualified associates; (iv) manage our business effectively as we adapt our traditional operating model to meet the changing expectations of our customers; (v) maintain, improve, upgrade and protect our critical information systems from data security breaches and other cyber threats; (vi) respond to fluctuations in the prices and availability of services, supplies, and products; (vii) respond to the growth and impact of competition; (viii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax or environmental issues; (ix) positively and effectively manage our public image and reputation and respond appropriately to unanticipated failures to maintain a high level of product and service quality that could result in a negative impact on customer confidence and adversely affect sales; and (x) effectively manage our relationships with selected suppliers of brand name products and key vendors and service providers, including third party installers. In addition, we could experience impairment losses if either the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values, or we are required to reduce the carrying amount of our investment in certain unconsolidated entities that are accounted for under the equity method. With respect to the acquisition of RONA inc., potential risks include the effect of the transaction on Lowe’s and RONA’s strategic relationships, operating results and businesses generally; our ability to integrate personnel, labor models, financial, IT and others systems successfully; disruption of our ongoing business and distraction of management; hiring additional management and other critical personnel; increasing the scope geographic diversity and complexity of our operations; significant transaction costs or unknown liabilities; and failure to realize the expected benefits of the transaction. For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates” included in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and the description of material changes thereto, if any, included in our Quarterly Reports on Form 10-Q or subsequent filings with the SEC.

The forward-looking statements contained in this news release are expressly qualified in their entirety by the foregoing cautionary statements. The foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. All such forward-looking statements are based upon data available as of the date of this release or other specified date and speak only as of such date. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and in the “Risk Factors” included in our most recent Annual Report on Form 10-K and the description of material changes thereto, if any, included in our Quarterly Reports on Form 10-Q or subsequent filings with the SEC. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events or otherwise, except as may be required by law.

Lowe’s Companies, Inc.
Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving more than 17 million customers a week in the United States, Canada and Mexico. With fiscal year 2015 sales of $59.1 billion, Lowe’s and its related businesses operate or service more than 2,355 home improvement and hardware stores and employ over 285,000 employees. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports the communities it serves through programs that focus on K-12 public education and community improvement projects. For more information, visit Lowes.com.

###

Lowe’s Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended				Nine Months Ended
	October 28, 2016		October 30, 2015		October 28, 2016		October 30, 2015
Current Earnings	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net sales	$15,739	100.00	$14,360	100.00	$49,233	100.00	$45,838	100.00
Cost of sales	10,332	65.65	9,370	65.25	32,201	65.41	29,856	65.13
Gross margin	5,407	34.35	4,990	34.75	17,032	34.59	15,982	34.87
Expenses:
Selling, general and administrative	4,090	25.98	3,287	22.89	11,354	23.05	10,334	22.55
Depreciation	378	2.40	375	2.61	1,101	2.24	1,115	2.43
Interest - net	163	1.04	141	0.98	486	0.99	409	0.89
Total expenses	4,631	29.42	3,803	26.48	12,941	26.28	11,858	25.87
Pre-tax earnings	776	4.93	1,187	8.27	4,091	8.31	4,124	9.00
Income tax provision	397	2.52	451	3.14	1,661	3.37	1,589	3.47
Net earnings	$379	2.41	$736	5.13	$2,430	4.94	$2,535	5.53

Weighted average common shares outstanding - basic	873		918		884		933
Basic earnings per common share (1)	$0.43		$0.80		$2.74		$2.70
Weighted average common shares outstanding - diluted	874		921		886		935
Diluted earnings per common share (1)	$0.43		$0.80		$2.73		$2.70
Cash dividends per share	$0.35		$0.28		$0.98		$0.79

Retained Earnings
Balance at beginning of period	$6,839		$8,533		$7,593		$9,591
Net earnings attributable to Lowe’s Companies, Inc.	378		736		2,428		2,535
Cash dividends	(306)		(257)		(865)		(736)
Share repurchases	(535)		(714)		(2,780)		(3,092)
Balance at end of period	$6,376		$8,298		$6,376		$8,298

(1)
Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $376 million for the three months ended October 28, 2016 and $733 million for the three months ended October 30, 2015. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $2,419 million for the nine months ended October 28, 2016 and $2,523 million for the nine months ended October 30, 2015.

Lowe’s Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended				Nine Months Ended
	October 28, 2016		October 30, 2015		October 28, 2016		October 30, 2015
	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net earnings	$379	2.41	$736	$5.13	$2,430	4.94	$2,535	5.53
Foreign currency translation adjustments - net of tax	152	0.97	(69)	(0.48)	179	0.36	(275)	(0.60)
Other comprehensive income/(loss)	152	0.97	(69)	(0.48)	179	0.36	(275)	(0.60)
Comprehensive income	$531	3.38	$667	$4.65	$2,609	5.30	$2,260	4.93

Lowe’s Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)	(Unaudited)
		October 28, 2016	October 30, 2015	January 29, 2016
Assets
Current assets:
Cash and cash equivalents		$960	$1,227	$405
Short-term investments		123	158	307
Merchandise inventory - net		10,990	10,434	9,458
Other current assets		655	321	391
Total current assets		12,728	12,140	10,561
Property, less accumulated depreciation		20,037	19,655	19,577
Long-term investments		436	382	222
Deferred income taxes - net		331	295	241
Goodwill		1,034	154	154
Other assets		804	1,018	511
Total assets		$35,370	$33,644	$31,266

Liabilities and equity
Current liabilities:
Short-term borrowings		$—	$—	$43
Current maturities of long-term debt		800	1,058	1,061
Accounts payable		7,836	7,338	5,633
Accrued compensation and employee benefits		704	685	820
Deferred revenue		1,258	1,084	1,078
Other current liabilities		2,035	1,997	1,857
Total current liabilities		12,633	12,162	10,492
Long-term debt, excluding current maturities		14,395	11,530	11,545
Deferred revenue - extended protection plans		745	731	729
Other liabilities		889	843	846
Total liabilities		28,662	25,266	23,612

Equity:
Preferred stock - $5 par value, none issued		—	—	—
Common stock - $0.50 par value;
Shares issued and outstanding
October 28, 2016	873
October 30, 2015	917
January 29, 2016	910	437	459	455
Capital in excess of par value		—	—	—
Retained earnings		6,376	8,298	7,593
Accumulated other comprehensive loss		(214)	(379)	(394)
Total Lowe’s Companies, Inc. shareholders’ equity		6,599	8,378	7,654
Noncontrolling interest		109	—	—
Total equity		6,708	8,378	7,654
Total liabilities and equity		$35,370	$33,644	$31,266

Lowe’s Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Nine Months Ended
	October 28, 2016	October 30, 2015
Cash flows from operating activities:
Net earnings	$2,430	$2,535
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,190	1,192
Deferred income taxes	(72)	(140)
Loss on property and other assets - net	130	19
Loss on cost method and equity method investments	300	46
Share-based payment expense	71	84
Changes in operating assets and liabilities:
Merchandise inventory - net	(718)	(1,536)
Other operating assets	32	38
Accounts payable	1,859	2,218
Other operating liabilities	47	90
Net cash provided by operating activities	5,269	4,546

Cash flows from investing activities:
Purchases of investments	(1,018)	(650)
Proceeds from sale/maturity of investments	987	588
Capital expenditures	(820)	(844)
Contributions to equity method investments - net	—	(106)
Proceeds from sale of property and other long-term assets	28	51
Purchases of derivative instruments	(103)	—
Proceeds from settlement of derivative instruments	179	—
Acquisition of business - net	(2,284)	—
Other - net	(21)	(25)
Net cash used in investing activities	(3,052)	(986)

Cash flows from financing activities:
Net change in short-term borrowings	(44)	—
Net proceeds from issuance of long-term debt	3,267	1,718
Repayment of long-term debt	(1,146)	(541)
Proceeds from issuance of common stock under share-based payment plans	88	69
Cash dividend payments	(815)	(700)
Repurchase of common stock	(3,054)	(3,382)
Other - net	48	46
Net cash used in financing activities	(1,656)	(2,790)

Effect of exchange rate changes on cash	(6)	(9)

Net increase in cash and cash equivalents	555	761
Cash and cash equivalents, beginning of period	405	466
Cash and cash equivalents, end of period	$960	$1,227

Lowe’s Companies, Inc.
Non-GAAP Financial Measures Reconciliation

To provide additional transparency, we have presented non-GAAP financial measures of adjusted net earnings and adjusted diluted earnings per common share to exclude the impact of certain non-cash charges in the third quarter as described above (3Q2016 non-cash charges), as well as the net gain on the settlement of a foreign currency hedge entered into in advance of the company's acquisition of RONA in the first half of 2016. We believe these non-GAAP financial measures provide useful insight for analysts and investors in evaluating what management considers the Company’s core financial performance.

Adjusted net earnings and adjusted diluted earnings per common share should not be considered alternatives to, or more meaningful indicators of, the company’s net earnings and diluted earnings per common share as prepared in accordance with GAAP. The Company’s methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP measures may not be comparable to the measures used by other companies.

Detailed reconciliations between the Company’s GAAP and non-GAAP financial results are shown below and available on the Company’s website at www.lowes.com/investor.

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	October 28, 2016		October 28, 2016
In Millions, Except Per Share and Percentage Data	Amount	% Sales	Amount	% Sales
Net earnings, as reported	$379	2.41	$2,430	4.94
3Q2016 non-cash charges	462	2.94	462	0.93
Net gain on foreign currency hedge	—	—	(76)	(0.15)
Income tax provision	(66)	(0.42)	(36)	(0.07)
Adjusted net earnings	$775	4.93	$2,780	5.65

Diluted earnings per common share, as reported	$0.43		$2.73
3Q2016 non-cash charges	0.53		0.52
Net gain on foreign currency hedge	—		(0.08)
Income tax provision	(0.08)		(0.05)
Adjusted diluted earnings per common share	$0.88		$3.12